EXHIBIT 5.1

[CO	OLEY GODWARD LETTERHEAD]

Oc	tober 15, 2001

Wi	reless Facilities, Inc.
481	0 Eastgate Mall
San	Diego, CA 92121

La	dies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by WIRELESS FACILITIES, INC., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 2,800,000 shares of the Company’s Common Stock, $.001 par value (the “Shares”), for issuance, including (i) 2,000,000 shares issuable under the Company’s 1999 Equity Incentive Plan and (ii) 800,000 shares issuable under the Company’s Employee Stock Purchase Plan.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s 1999 Equity Incentive Plan and the Company’s Employee Stock Purchase Plan, the Company’s Certificate of Incorporation and Bylaws, each as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Company’s 1999 Equity Incentive Plan and the Company’s Employee Stock Purchase Plan, as applicable, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Ve	ry truly yours,

Co	oley Godward LLP

/s/ LANCE W. BRIDGES
Lance W. Bridges